BROADPOINT ANNOUNCES THIRD QUARTER 2008 RESULTS

NET REVENUES INCREASE BY 272% FROM PRIOR YEAR QUARTER AND 184% COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2007

RESTRUCTURING COMPLETED

NEW EQUITIES BUSINESS LAUNCHED OCTOBER 2, 2008 WITH ACQUISITION OF AMERICAN TECHNOLOGY RESEARCH

NEW YORK, N.Y., November 6, 2008 – Broadpoint Securities Group, Inc. (NASDAQ: BPSG) reported today financial results for the third quarter and for the nine months ended September 30, 2008 and will hold a conference call tomorrow, November 7, 2008 at 10:00 A.M. (EST) (see Conference Call Information below) to discuss these results.

Highlights by business segment for the third quarter ended September 30, 2008 and September 30, 2007:
(In thousands of dollars)

	Three Months Ended
Net Revenues by Business Segment (including net interest income)	September 30, 2008	September 30, 2007
Broadpoint Descap Debt Capital Markets Equity Capital Markets Investment Banking Other	$13,630 15,324 827 3,339 (800)	$3,148 - 2,150 1,526 1,859
Net revenues (including net interest income)	$32,320	$8,683
Loss from continuing operations before income taxes (GAAP)	(7,921)	(9,865)
Less: Restructuring costs	2,252	-
Less: Costs of closing legacy equities business	1,795	-
Less: Losses incurred in 3rd quarter related to legacy equities business	2,640	-
Loss from continuing operations before income taxes , restructuring costs, costs of closing equities business and 3rd quarter legacy equities losses (Non-GAAP)	$(1,234)	$(9,865)

Note: See the paragraph captioned “Non-GAAP Financial Measures” for additional information.

•
272% increase in net revenues compared to the third quarter of 2007 and a 184% increase in net revenues for the nine months ended September 30, 2008 compared to the prior year period.  Revenue growth in the third quarter and for the nine months ended September 30, 2008 was driven by the Debt Capital Markets and Broadpoint Descap divisions.

•	The pre-tax loss of $7.9 million in the third quarter of 2008 includes approximately $6.0 million of net non-cash expenses.

•
Broadpoint completed its restructuring plan to properly size its infrastructure.  In the third quarter, the Company incurred $2.3 million of restructuring costs related to excess real estate.  The total restructuring costs incurred over the last 12 months of $7.0 million are estimated to save $7.9 million annually.

•
On October 2, 2008, Broadpoint completed the acquisition of American Technology Research, which specializes in institutional equity research, sales and trading in the information technology, cleantech and defense areas.

•
Broadpoint exited its legacy equities business and established Amtech as the new Equity Capital Markets division of Broadpoint, which now consists of 55 professionals, including 26 research professionals, 14 institutional sales professionals and 8 trading professionals.

•	On October 15, 2008, Broadpoint completed the merger of its two principal broker-dealer subsidiaries. The Company believes that the merger will increase regulatory capital and operating efficiencies.

•
Victor Mandel joined the Board of Directors on October 14, 2008 and was appointed to the Board’s Audit Committee. Mr. Mandel is the founder and managing member of Criterion Capital Management, an investment company established in 2001.

“The third quarter saw the completion of the restructuring of the firm, positioning Broadpoint for profitable operation even in this turbulent market environment.  These last steps cap a year of tremendous progress in which we raised $95 million of new capital, established our Debt Capital Markets division, formed a Restructuring and Recapitalization group, completed the acquisition of American Technology Research, our new Equity Capital Markets division, realized tremendous progress in Broadpoint Descap and, in total, added 180 professionals to Broadpoint inclusive of our acquisitions,” said Lee Fensterstock, Chairman and CEO.

“The recent disruption in the capital markets has allowed Broadpoint to continue to attract talented sales, trading and banking professionals.  The acquisition of American Technology Research provides Broadpoint with a full-service platform on which to build a significant middle-market focused investment bank. We will have three profitable institutional sales and trading businesses in equities, corporate debt and mortgage/asset backed securities, each managed by its original owner/entrepreneur founder,” said Peter McNierney, President and COO.

Overview of Financial Results for the Quarters Ended September 30, 2008 and 2007
 (In thousands of dollars except for per share amounts and shares outstanding)
(Unaudited Condensed Consolidated Statements of Operations)

	Three Months Ended September 30	% Change From September 30
	2008	2007 2007
Revenues:
Commissions	$731	$984	(26%)
Principal transactions	24,294	4,339	460%
Investment banking	4,022	1,554	159%
Investment gains (losses)	(647)	1,203	N/M
Interest income	5,936	3,343	78%
Fees and other	655	350	87%
Total revenues	34,991	11,773	197%
Interest expense	2,671	3,090	(14%)
Net revenues	32,320	8,683	272%
Expenses (excluding interest):
Compensation and benefits	28,275	11,597	144%
Clearing, settlement and brokerage	821	589	39%
Communications and data processing	3,343	1,802	86%
Occupancy and depreciation	1,794	1,768	1%
Selling	1,018	989	3%
Restructuring	2,252	-	N/M
Other	2,738	1,803	52%
Total expenses (excluding interest)	40,241	18,548	117%
Loss before income taxes	(7,921)	(9,865)	(20%)
Income tax (benefit) expense	870	(2,966)	N/M
Loss from continuing operations	(8,791)	(6,899)	27%
Income (Loss) from discontinued operations, (net of taxes)	(47)	5,224	N/M
Net loss	$(8,838)	$(1,675)	428%

Per share data:
Basic earnings:
Continuing operations	$(.13)	$(.34)
Discontinued operations	-	0.26
Net loss	$(.13)	$(0.08)
Diluted earnings:
Continuing operations	$(.13)	$(0.34)
Discontinued operations	-	0.26
Net loss	$(.13)	$(0.08)
Weighted average common and common equivalent shares outstanding:
Basic	70,139,716	20,388,132
Diluted	70,139,716	20,388,132

Discussion of Operating results for the Third Quarter of 2008 compared to the Third Quarter of 2007

Net revenues for the third quarter of 2008 were $32.3 million, an increase of $23.6 million, or 272%, from $8.7 million in the third quarter of 2007.  Pre-tax loss from continuing operations in the third quarter was $7.9 million compared to a loss of $9.9 million in the prior year quarter.  Excluding the impact of $2.3 million of restructuring costs, $1.8 million of closedown costs and $2.6 million of losses incurred by the legacy equities business in the third quarter of 2008, the Company generated on a pro forma basis, a pre-tax loss from continuing operations of $1.2 million.

Commissions and principal transactions in the third quarter of 2008 increased $19.7 million or 370% to $25.0 million compared to the third quarter of 2007 due to increases in Broadpoint Descap of $7.3 million and $14.1 million generated by the Debt Capital Markets division, which commenced operations in March of 2008, partially offset by a decrease in Equities of $1.5 million.  Investment Banking revenues increased $2.5 million to $4.0 million due to an increase in advisory fees in the Restructuring and Recapitalization group in the Investment Banking division of $1.8 million and $0.7 million in placement fees generated by the Debt Capital Markets division.  The investment loss for the third quarter was $0.6 million compared to an investment gain of $1.2 million in the third quarter of 2007 due to the write-off of an investment in Broadpoint’s venture capital subsidiary.  Net interest income increased by $3.0 million to $3.3 million in the third quarter of 2008 compared to the prior year quarter primarily due to the Company allocating additional capital to Broadpoint Descap, which was utilized to increase net inventory levels leading to higher net interest income.

Non-interest expenses for the third quarter of 2008 of $40.2 million, including restructuring charges of $2.3 million, increased $21.7 million, or 117%, compared to $18.5 million in the third quarter of 2007.  Compensation and benefits expense of $28.3 million in the third quarter of 2008 increased by $16.7 million, or 144%, due to an increase in net revenues of 272%.  Included in compensation and benefits in the third quarter of 2008 was $1.1 million related to severance expense for individuals in the legacy equities business.  Communications and data processing expense of $3.3 million increased by $1.5 million due to a $0.6 million reserve related to services previously utilized by the Company’s legacy equities business, the addition of the Debt Capital Markets division and an increase in activity and headcount in both the Broadpoint Descap and Investment Banking divisions.  Restructuring costs of $2.3 million include reserves established for exiting leased space and write-offs of leasehold improvements and fixed assets.  Other expenses of $2.7 million in the third quarter of 2008 were $0.9 million higher than the prior year quarter primarily due to legal and settlement expenses.

Overview of Financial Results for the Nine Months Ended September 30, 2008 and September 30, 2007
 (In thousands of dollars except for per share amounts and shares outstanding)
(Unaudited Condensed Consolidated Statements of Operations)

	Nine Months Ended September 30		% Change from September 30
	2008	2007	2007
Revenues:
Commissions	$1,982	$3,995	(50%)
Principal transactions	59,099	15,232	288%
Investment banking	13,976	6,454	117%
Investment gains (losses)	(410)	1,708	N/M
Interest income	13,787	12,004	15%
Fees and other	1,807	1,249	45%
Total revenues	90,241	40,642	122%
Interest expense	6,499	11,137	(42%)
Net revenues	83,742	29,505	184%
Expenses (excluding interest):
Compensation and benefits	71,554	30,524	134%
Clearing, settlement and brokerage	1,875	2,660	(30%)
Communications and data processing	7,279	6,008	21%
Occupancy and depreciation	4,864	4,916	(1%)
Selling	3,106	2,958	5%
Restructuring	4,315	-	N/M
Other	7,399	4,497	65%
Total expenses (excluding interest)	100,392	51,563	95%
Loss before income taxes	(16,650)	(22,058)	(25%)
Income tax (benefit) expense	2,405	(3,470)	N/M
Loss from continuing operations	(19,055)	(18,588)	3%
Income (loss) from discontinued operations, (net of taxes)	(121)	7,473	N/M
Net loss	$(19,176)	$(11,115)	73%

Per share data:
Basic earnings:
Continuing operations	$(.28)	$(1.08)
Discontinued operations	-	0.43
Net loss	$(.28)	$(0.65)
Diluted earnings:
Continuing operations	$(.28)	$(1.08)
Discontinued operations	-	0.43
Net loss	$(.28)	$(0.65)
Weighted average common and common equivalent shares outstanding:
Basic	67,526,046	17,202,217
Diluted	67,526,046	17,202,217

Discussion of Operating results for the First Nine Months of 2008 compared to the First Nine Months of 2007

Net revenues for the nine months ended September 30, 2008 were $83.7 million, an increase of $54.2 million, or 184% from $29.5 million reported during the same period in 2007.  Pre-tax loss from continuing operations for the first nine months of 2008 was $16.7 million compared to a loss of $22.1 million in the prior year period.  Excluding the impact of $4.3 million of restructuring costs, $1.8 million of closedown costs and $2.6 million of losses incurred by the legacy equities business in the third quarter of 2008, the Company generated on a pro forma basis, a pre-tax loss from continuing operations of $8.0 million for the nine months ended September 30, 2008.

Commissions and principal transactions for the first nine months of 2008 increased $41.9 million or 218% to $61.1 million compared to the prior year period due to an increase in Broadpoint Descap of $19.3 million and $28.6 million generated by the Debt Capital Markets division, which commenced operations in March of 2008, partially offset by a decrease in Equities of $6.0 million.  Investment Banking revenues were $14.0 million in the first nine months of 2008 compared to $6.5 million in the prior year period, an increase of $7.5 million, or 117%.  The $7.5 million increase is primarily due to Debt Capital Market placement fees of $3.1 million and an increase in advisory fees in the Investment Banking division of approximately $5.2 million.  Investment losses for the nine month period were $0.4 million compared to investment gains of $1.7 million in the prior year period primarily due to changes in the value of investments in Broadpoint’s venture capital subsidiary.  Net interest income increased by $6.4 million to $7.3 million in the first nine months of 2008 compared to the prior period due to an increase of $6.6 million attributed to Broadpoint Descap as a result of additional allocated capital and $1.4 million from the Debt Capital Markets division, which were partially offset by a decrease of $1.6 million in Net Interest in the Other segment.  Fees and other revenue increased 45% to $1.8 million from $1.2 million in the comparable nine month period in 2007.

Non-interest expenses for the first nine months of 2008 were $100.4 million, compared to $51.6 million in the nine month period ended September 30, 2007.  Compensation and benefits expense was $71.6 million in the first nine months of 2008, which represents an increase of $41.0 million, or 134%, due to an increase in net revenues of 184%.  Clearing, settlement and brokerage expense was $1.9 million in the nine month period ended September 30, 2008 compared to $2.7 million in the prior year period due to a decrease in equity trading volume, partially offset by volume in the Debt Capital Markets division and increased volume in the Broadpoint Descap division. Communications and data processing expense of $7.3 million increased $1.3 million due to trading volume in the Debt Capital Markets division and increased volume in the Broadpoint Descap division, as well as a $0.6 million reserve related to services previously utilized by the legacy equities business, partially offset by reductions in equity trading volumes.  Restructuring costs were $4.3 million consisting of $1.1 million related to termination benefits and $3.2 million related to occupancy and other expenses.  The Company has completed its restructuring plan to properly size its infrastructure. Other expenses of $7.4 million were $2.9 million higher than the prior year period primarily due to legal and settlement expenses.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures.  In the Highlights table presenting summary financial information, the Company has utilized a non-GAAP calculation of loss from continuing operations that has been adjusted to aid in the understanding and analyzing of our financial results.  The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business as it excludes, and will exclude, restructuring charges, losses incurred by our legacy equities division and costs associated with the closedown of our legacy equities business that are not indicative of our performance on a going forward basis.  Our reference to these measures should not, however, be considered a substitute for results that are presented in a manner consistent with GAAP.

Condensed Consolidated Statements of Financial Condition
(In thousands of dollars except for per share amounts and shares outstanding)
(Unaudited Consolidated Statements of Financial Condition)

	September 30	December 31
As of	2008	2007
Assets
Cash and cash equivalents	$18,077	$31,747
Cash and securities segregated for regulatory purposes	470	1,650
Receivables from:
Brokers, dealers and clearing agencies	14,799	2,921
Customers	-	3,239
Others	4,786	4,917
Securities owned, at fair value	405,496	190,456
Investments, at fair value	16,503	16,913
Office equipment and leasehold improvements, net	911	2,292
Goodwill	17,364	17,364
Intangible assets	1,120	445
Other assets	6,855	2,239
Total Assets	$486,381	$274,183
Liabilities
Payables to:
Brokers, dealers and clearing agencies	$229,640	$88,565
Customers	-	23
Others	1,542	2,937
Securities sold, but not yet purchased, at fair value	104,326	75,180
Accounts payable	3,630	2,918
Accrued compensation	24,157	13,214
Accrued expenses	7,219	5,882
Income taxes payable	131	131
Mandatory redeemable preferred stock, net of discount	24,129	-
Total Liabilities	394,774	188,850
Commitments and Contingencies
Temporary capital	-	104
Subordinated debt	1,662	2,962
Stockholders’ Equity
Preferred stock; $1.00 par value; authorized 1,500,000 shares; issued 1,000,000 (Mandatory Redeemable)
Common stock; $.01 par value; authorized 100,000,000 shares; issued 78,393,303 and 59,655,940 respectively; and outstanding 76,646,549 and 57,898,259, respectively	783	596
Additional paid-in capital	230,325	203,653
Deferred compensation	954	1,583
Accumulated deficit	(139,876)	(120,700)
Treasury stock, at cost (1,746,754 shares and 1,757,681 shares respectively)	(2,241)	(2,865)
Total Stockholders’ Equity	89,945	82,267
Total Liabilities and Stockholders’ Equity	$486,381	$274,183

Conference Call Information

The Company will hold a conference call on Friday, November 7, 2008 at 10:00 A.M. (EST).  This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.broadpointsecurities.com, as well as being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site.  To participate on the call, please dial (888) 713-4218 for domestic calls or (617) 213-4870 for international calls, participant passcode 37697779 or request the Broadpoint earnings call.  For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing (888) 286-8010 for domestic calls or (617) 801-6888 for international calls, participant passcode 76088301.

About Broadpoint

Broadpoint Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that serves the institutional investor and corporate middle market by providing clients with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through the Debt Capital Markets, Investment Banking and Broadpoint Descap divisions of Broadpoint Capital, Inc., its new Equity Capital Markets subsidiary, American Technology Research, Inc. and FA Technology Ventures Inc., its venture capital subsidiary.  For more information, please visit www.broadpointsecurities.com.

Forward Looking Statements

This press release contains "forward-looking statements." These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

Contact

Broadpoint Securities Group, Inc.
Chief Financial Officer
Robert I. Turner, 212. 273.7109